Exhibit 99.1
BALLY’S CORPORATION REPORTS THIRD QUARTER 2025 RESULTS

PROVIDENCE, R.I., - November 10, 2025 - Bally’s Corporation (NYSE: BALY) (“Bally’s” or the “Company”) today reported financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 and Recent Highlights

•Company-wide revenue of $663.7 million, an increase of 5.4% year over year
•Casinos & Resorts revenue of $396.1 million, up 12.1% year over year
•U.K. online revenue grew 8.0%, while International Interactive revenue of $215.1 million declined 6.9% year over year due solely to the divestiture of the Asia interactive business in 2024
•Excluding the impact of Asia interactive business divestiture, International Interactive revenue grew 11.7% year over year
•North America Interactive revenue of $49.9 million, up 13.1% year over year
•Early in the fourth quarter, Bally’s announced the completion of Intralot S.A.’s acquisition of Bally’s International Interactive business for €2.7 billion consisting of cash and stock consideration. Following the transaction, Bally’s has become the majority shareholder of Intralot S.A.

Summary of Financial Results

	Successor	Predecessor	Successor	Predecessor
(in thousands)	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	Period from February 8, 2025 to September 30, 2025	Period from January 1, 2025 to February 7, 2025	Nine Months Ended September 30 2024
Revenue:
Casinos & Resorts	$396,060	$353,358	$1,016,244	$124,299	$1,038,738
International Interactive	215,085	230,937	533,901	78,985	695,016
North America Interactive	49,906	44,121	133,965	16,941	130,188
Corporate & Other	2,665	1,558	5,834	273	6,171
Total	$663,716	$629,974	$1,689,944	$220,498	$1,870,113

Bally’s completed the merger with The Queen Casino & Entertainment (“Queen”) on February 7, 2025. Total revenue for the post-merger three months ended September 30, 2025 of $663.7 million increased 5.4%, or $33.7 million, from $630.0 million in the pre-merger three months ended September 30, 2024.

Robeson Reeves, Bally’s Chief Executive Officer, commented, “Our solid third quarter results and recent strategic initiatives highlight further marked progress across multiple fronts on our transformation to the new Bally’s 2.0. We announced in October that Intralot S.A. (ATSE: INLOT) (“Intralot”) completed its acquisition of Bally’s International Interactive business for €2.7 billion, comprised of €1.530 billion cash paid to Bally’s and 873.7 million new Intralot shares issued to Bally’s. Following the closing, Bally’s became the majority shareholder of Intralot with a 58% ownership interest. Importantly, we allocated a portion of the cash proceeds from the transaction to pay down approximately $1.3 billion of secured debt and outstanding revolver balances.

“The combination of Bally’s International Interactive and Intralot created a global iGaming and lottery champion with enhanced scale, diversification, and a highly complementary product offering across B2G, B2B and B2C channels. Intralot is now one of the largest listed companies on the Athens Stock Exchange, and the combined entity is expected to generate approximately €1.1 billion in annual revenue. With industry-leading EBITDA margins in excess of 39%, driven by operational synergies, cross-market opportunities, and continued data-driven innovation, Intralot is superbly positioned to unlock significant cross-selling opportunities and drive growth and long-term value creation.

“Following the closing of the Intralot transaction, in October, we implemented cost-savings programs focused on driving efficiencies and improved profitability across the enterprise. This reorganization initiative primarily focused on optimizing Corporate and Casinos & Resorts overhead and expenses and we anticipate more than $15 million in annual savings beginning in the current quarter.

“Domestically, construction remains in full swing at our permanent gaming and entertainment destination resort in Chicago. The resort – the only casino within Chicago’s city limits, will feature approximately 3,400 slots, over 170 table games, a 500-room hotel tower, a 3,000-seat theater, various food and beverage venues and a river-side public park. We are proud to be working with Bally’s partners at Gaming and Leisure Properties (Nasdaq: GLPI), to benefit from GLPI’s decades of casino construction and development expertise and to bring the project to completion. In October, we received the first funding from GLPI under the Chicago Development Agreement of $125.4 million.

“In September, the Bally’s Bronx Community Advisory Committee approved our application for Bally’s proposed $4.0 billion casino, a 16-acre integrated resort with approximately 3,500 slot machines and 250 table games, a 500-room hotel and a 2,000-person event center. This proposal represents the largest private investment in the borough’s history, with the potential to generate meaningful economic benefits and significant job creation in the community. Bally’s is now one of three remaining applicants for up to three downstate New York state gaming licenses with a decision anticipated by year’s end. We are both excited for, and committed to, the opportunity to serve the Bronx community.

“Last month, we announced plans to develop Bally’s Las Vegas on the former Tropicana site, sharing a 35-acre campus with the Las Vegas Athletics. This once-in-a-generation opportunity to redefine the heart of the Strip will create a landmark experience that only Las Vegas can deliver, featuring a mix of sports, casino, dining, and immersive entertainment with direct access to the ballpark.

“In summary, with Bally’s 2.0, and now Intralot, we have created a scaled, global omni-channel provider of retail and online experiences by expanding globally as a gaming, lottery and entertainment operator. We continue to demonstrate strategic and prudent use of our capital resources to drive growth and returns for our stakeholders. Combined with our operational expertise and long-term vision, we are eagerly and aggressively pursuing the many growth opportunities before us.”

Third Quarter Financial Review

Third quarter 2025 Casinos & Resorts revenue of $396.1 million rose 12.1% year over year, primarily reflecting the addition of four regional gaming properties from Queen earlier in 2025. Casinos & Resorts Segment Adjusted EBITDAR grew 7.4% year over year to $107.9 million reflecting the revenue increase in third quarter 2025, partially offset by the allocation of approximately $4.0 million of additional shared services costs from Corporate to Casinos & Resorts to better align with our business structure (year to date, approximately $12.0 million additional shared services costs were allocated from Corporate to Casinos & Resorts). While several of our properties continue to experience the impact of new market entrants in the last twelve months (in particular, Shreveport, Evansville and Dover), Bally’s casinos that operate in a stable competitive environment outpaced market revenue growth in the third quarter. Adjusted EBITDAR results were particularly strong at our properties in Vicksburg, Kansas City, and the Queen Baton Rouge, where the 2023 landside relocation continues to drive market share gains and Adjusted EBITDAR. We are excited to complete the landside conversion of Bally’s Baton Rouge (former Belle of Baton Rouge) in the fourth quarter and expect material improvement at that property in 2026.

Third quarter 2025 International Interactive revenue demonstrated continued strength in our U.K. operations. U.K. online revenue rose 8.0% (4.2% in constant currency) versus the third quarter of 2024, driven by continued strong player monetization and additional revenue driving initiatives, such as the launch of a sports betting offering. Overall, International Interactive revenue declined 6.9%, reflecting last year’s divestiture of the Asia interactive business. Excluding the revenue associated with the divested Asia interactive business in the third quarter of 2024, third quarter 2025 International Interactive revenue grew 11.7% year-over-year. International Interactive Segment Adjusted EBITDAR of $91.9 million was up slightly from $90.0 million in the prior year. In October, our UK operations continued their growth momentum, fueled by strong player acquisition and retention as well as robust results in online sports betting.

Revenue for our North America Interactive segment of $49.9 million rose 13.1% year over year reflecting growth in Rhode Island as the market continues to ramp up, strong performance in online sports betting and the contribution of the interactive portion of Queen. North America Interactive Segment Adjusted EBITDAR was a loss of $6.0 million in the third quarter compared to a loss of $6.0 million in the prior year period, with top line growth offset by higher marketing investment and an increase in certain other expenses. Through a combination of new leadership, revenue optimization initiatives and strategic cost management, we expect Adjusted EBITDAR for this segment to improve meaningfully in the coming quarters.

Reconciliation of GAAP Measures to Non-GAAP Measures

To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, Bally’s has included in this earnings release non-GAAP financial measures for consolidated Adjusted EBITDA and Segment Adjusted EBITDAR, which exclude certain items described below. The reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below.

“Adjusted EBITDA” is earnings, or loss, for Bally’s, or where noted Bally’s reportable segments, before, in each case, interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, acquisition and other transaction related costs, share-based compensation, and certain other gains or losses as well as, when presented for Bally’s reporting segments, an adjustment related to the allocation of corporate costs among segments.

“Segment Adjusted EBITDAR” is Adjusted EBITDA (as defined above) for Bally’s reportable segments, plus rent expense associated with triple net operating leases for the real estate assets used in the operation of the Bally’s casinos and the assumption of the lease for real estate and land underlying the operations of the Bally’s Lake Tahoe property. For the International Interactive, North America Interactive, and Other segments, Segment Adjusted EBITDAR and segment Adjusted EBITDA are equivalent due to a lack of triple net operating lease for real estate assets used in those segments.

Management has historically used consolidated Adjusted EBITDA and Segment Adjusted EBITDAR when evaluating operating performance because Bally’s believes that these metrics are necessary to provide a full understanding of Bally’s core operating results and as a means to evaluate period-to-period performance. Management also believes that consolidated Adjusted EBITDA and Segment Adjusted EBITDAR are measures that are widely used for evaluating operating performance of companies in Bally’s industry and a principal basis for valuing such companies as well. Adjusted EBITDAR is used outside of our financial statements solely as a valuation metric. Management believes Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. Consolidated Adjusted EBITDA and segment Adjusted EBITDAR should not be construed as alternatives to GAAP net income as an indicator of Bally’s performance. In addition, Adjusted EBITDA or Segment Adjusted EBITDAR as used by Bally’s may not be defined in the same manner as other companies in Bally’s industry, and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies.

About Bally’s Corporation

About Bally’s Corporation Bally’s (NYSE: BALY) is a fast-growing national brand with 20 casinos internationally including 1 retail casino in Newcastle, UK, 11 states across the US, along with a golf course in New York and a horse racetrack in Colorado, and holds OSB licenses in 13 jurisdictions in North America. It also owns Bally Bet, a first-in-class sports betting platform, Bally Casino, a growing iCasino platform, Bally International Interactive division (formerly Gamesys Group), a leading global interactive gaming operator, and a significant economic stake in Intralot S.A. (ATSE: INLOT), a global lottery management and services business. As a global, entertainment-focused, omni-channel leader in retail and online gaming, Bally’s serves over 11 million domestic and 20 million international customers through its loyalty programs.

With 11,500 employees, its casino operations include approximately 17,700 slot machines, 630 table games, and 3,950 hotel rooms. Bally’s also has rights to developable land in Las Vegas at the site of the former Tropicana Las Vegas.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by Bally’s in this press release, its reports filed with the Securities and Exchange Commission (“SEC”) and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for Bally’s to predict or identify all such events or how they may affect it. Bally’s has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include those included in Bally’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Bally’s with the SEC. These statements constitute Bally’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Investor Contact	Media Contact
Mira Mircheva	Joseph Jaffoni, Christin Armacost
Chief Financial Officer	JCIR
401-475-8564	212-835-8500
ir@ballys.com	baly@jcir.com

BALLY'S CORPORATION

Revenue and Segment Adjusted EBITDAR (unaudited)

	Successor		Predecessor
(in thousands)	Three Months Ended September 30, 2025	Period from February 8, 2025 to September 30, 2025	Period from January 1, 2025 to February 7, 2025	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
Revenue:
Casinos & Resorts	$396,060	$1,016,244	$124,299	$353,358	$1,038,738
International Interactive	215,085	533,901	78,985	230,937	695,016
North America Interactive	49,906	133,965	16,941	44,121	130,188
Corporate & Other	2,665	5,834	273	1,558	6,171
Total	$663,716	$1,689,944	$220,498	$629,974	$1,870,113

Adjusted EBITDAR(1):
Casinos & Resorts	$107,920	$285,427	$23,554	100,442	289,661
International Interactive	91,861	222,261	28,940	90,030	254,854
North America Interactive	(5,990)	(5,851)	(5,661)	(6,004)	(17,314)
Corporate & Other	(17,953)	(45,162)	(6,774)	(18,135)	(50,954)

	Pro Forma Combined(2)
(in thousands)	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
Revenue:
Casinos & Resorts	$1,160,381	$1,191,767
International Interactive	612,886	695,016
North America Interactive	152,944	144,809
Corporate & Other	6,107	6,171
Total	$1,932,318	$2,037,763

Adjusted EBITDAR(2):
Casinos & Resorts	$314,456	$339,597
International Interactive	251,201	254,854
North America Interactive	(10,093)	(7,064)
Corporate & Other	(53,247)	(58,995)

_______________________________
(1)    Segment Adjusted EBITDAR is Bally’s reportable segment GAAP measure and its primary measure for profit or loss for its reportable segments. “Segment Adjusted EBITDAR” is Adjusted EBITDA (as defined above) for Bally’s reportable segments, plus rent expense associated with triple net operating leases for the real estate assets used in the operation of Bally’s Lake Tahoe property. For the International Interactive, North America Interactive and Corporate & Other segments, Adjusted EBITDAR and segment Adjusted EBITDA are equivalent due to a lack of triple net operating lease for real estate assets used in those segments.
(2) Proforma combined financial information represents combined Bally’s and Queen results for the periods presented. The Company believes proforma combined information will be beneficial to investors as it provides a baseline for comparative future results of the combined company. Refer to tables in this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable measure calculated in accordance with GAAP.

BALLY'S CORPORATION
Selected Financial Information (unaudited)

Balance Sheet Data

(in thousands)	September 30, 2025	December 31, 2024
Cash and cash equivalents	$160,689	$171,233
Restricted cash	79,224	60,021

Term Loan Facility(1)	$1,872,063	$1,886,650
Revolving Credit Facility	393,000	—
11.00% Senior Secured Notes due 2028	500,000	—
5.625% Senior Notes due 2029	750,000	750,000
5.875% Senior Notes due 2031	735,000	735,000
Less: Unamortized original issue discount	(12,816)	(19,760)
Less: Unamortized deferred financing fees	(5,405)	(33,117)
Less: Unamortized fair value adjustment	(489,771)	—
Long-term debt, including current portion	$3,742,071	$3,318,773
Less: Current portion of Term Loan and Revolving Credit Facility	$(19,450)	$(19,450)
Long-term debt, net	$3,722,621	$3,299,323

Cash Flow Data

	Successor	Predecessor
(in thousands)	Period from February 8, 2025 to September 30, 2025	Period from January 1, 2025 to February 7, 2025	Nine Months Ended September 30, 2024
Capital Expenditures	$130,155	$16,424	$155,757
Cash paid for capitalized software	26,087	2,315	36,134
Acquisition of gaming licenses	2,000	—	1,657
Cash payments associated with triple net operating leases(2)	113,255	14,877	90,762
________________________________
(1)    The Company has entered certain currency swaps to synthetically convert $500 million of its Term Loan Facility to €461.6 million fixed-rate Euro-denominated instrument due October 2028 paying a weighted-average fixed-rate coupon of approximately 6.69% per annum. The Company also entered certain currency swaps to synthetically convert $200 million notional amount of its floating rate Term Loan Facility to an equivalent £159.2 million GBP-denominated floating rate instrument with tenor of the swap instrument due October 2026. Additionally, as part of the Company’s risk management program, to further manage the Company’s exposure to interest rate movements, the Company entered into an additional $1.0 billion notional in interest rate contract arrangements maturing in 2028.
(2)    Consists of payments made in connection with Bally’s triple net operating leases, as defined above.

BALLY'S CORPORATION
Supplemental Unaudited Condensed Combined Financial Information

The supplemental unaudited financial information below combines the historical results of operations of Bally’s and Queen for the periods presented and has been prepared to reflect the merger as if they had occurred on January 1, 2024.

2025 CONDENSED COMBINED INCOME STATEMENT INFORMATION

	Bally’s		Queen
	Successor	Predecessor
(in thousands)	Period from February 8, 2025 to September 30, 2025	Period from January 1, 2025 to February 7, 2025	Period from January 1, 2025 to February 7, 2025	Combined Nine Months Ended September 30, 2025
Revenue:
Casinos & Resorts	$1,016,244	$124,299	$19,838	$1,160,381
International Interactive	533,901	78,985	—	612,886
North America Interactive	133,965	16,941	2,038	152,944
Corporate & Other	5,834	273	—	6,107
Total	$1,689,944	$220,498	$21,876	$1,932,318

Adjusted EBITDAR
Casinos & Resorts	$285,427	$23,554	$5,475	$314,456
International Interactive	222,261	28,940	—	251,201
North America Interactive	(5,851)	(5,661)	1,419	(10,093)
Corporate & Other	(45,162)	(6,774)	(1,311)	(53,247)

BALLY'S CORPORATION
2024 CONDENSED COMBINED INCOME STATEMENT INFORMATION

	Predecessor
	Bally’s		Queen
	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended	Combined Three Months Ended	Combined Nine Months Ended
(in thousands)	September 30, 2024		September 30, 2024		September 30, 2024
Revenue:
Casinos & Resorts	$353,358	$1,038,738	$49,491	$153,029	$402,849	$1,191,767
International Interactive	230,937	695,016	—	—	230,937	695,016
North America Interactive	44,121	130,188	4,435	14,621	48,556	144,809
Corporate & Other	1,558	6,171	—	—	1,558	6,171
Total	$629,974	$1,870,113	$53,926	$167,650	$683,900	$2,037,763

Adjusted EBITDAR
Casinos & Resorts	$100,442	$289,661	$13,630	$49,936	$114,072	$339,597
International Interactive	90,030	254,854	—	—	90,030	254,854
North America Interactive	(6,004)	(17,314)	3,079	10,250	(2,925)	(7,064)
Corporate & Other	(18,135)	(50,954)	(2,896)	(8,041)	(21,031)	(58,995)

Non-GAAP Adjusted International Interactive Revenue

Adjusted International Interactive revenue excludes revenues generated by the divested Asia interactive business in the three and nine months ended September 30, 2024 and licensing revenue recognized in the post-merger period from February 8, 2025 to September 30, 2025 and the pre-merger period from January 1, 2025 to February 7, 2025.

	Successor		Predecessor
(in thousands)	Three Months Ended September 30, 2025	Period from February 8, 2025 to September 30, 2025	Period from January 1, 2025 to February 7, 2025	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
International Interactive revenue	$215,085	533,901	$78,985	$230,937	$695,016
Revenue recognized from divested markets	—	—	—	(42,763)	(155,957)
Licensing revenue recognized	(4,838)	(16,767)	(3,720)	—
Adjusted International Interactive revenue	$210,247	$517,134	$75,265	$188,174	$539,059